Midway Announces Reduction in Workforce

DENVER, CO – June 19, 2015 – Midway Gold Corp. (TSX and NYSE-MKT: MDW) (the “Company” or “Midway”) today announces that it has organized a reduction in the workforce at the Pan Gold Mine (“Pan”) effective today.

Mining activities at Pan have been suspended. As a result, Ledcor CMI Inc., our contract mining company has reduced its workforce. Additionally, a portion of Midway’s Pan workforce will also be reduced. We continue to leach ore that has previously been placed on the first lift of the heap leach pad at Pan however, the rate of recovery of gold has continued to fall short of expectations.

Midway Gold Corp.

Investor Relations phone: 720-979-0900

www.midwaygold.com

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release may contain forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements regarding the vesting of the inducement options: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate”, “target” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements.  Other risks, uncertainties and factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, potential delay of material deliveries, ability to meet debt covenants and obligations, risks related to fluctuations in gold prices; uncertainties related to raising financing in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; ability to meet loan and financing covenants in the future; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.